Filed Pursuant to Rule 424(b)(3)
File Number 333-180868
PROSPECTUS SUPPLEMENT
Prospectus Supplement dated March 31, 2015
to Prospectus declared
effective on May 15, 2015
 (Registration No. 333-180868)
MERK GOLD TRUST
This Prospectus Supplement supplements our Prospectus dated May 14, 2014 (as amended or supplemented from time to time, the “Prospectus”).  This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus, including all amendments or supplements thereto.  The Prospectus relates to the public sale, from time to time, of up to 57,416,000 Merk Gold shares.
The information attached to this Prospectus Supplement modifies and supersedes, in part, the information contained in the Prospectus.  Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as so modified or superseded by this Prospectus Supplement.
This Prospectus Supplement includes the attached Current Report on Form 8-K of Merk Gold Trust dated March 31, 2015 filed by us with the Securities and Exchange Commission.
We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required.  You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.
Our common stock is traded on NYSE Arca under the symbol “OUNZ.”
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if the Prospectus, or any of the supplements or amendments relating thereto, is truthful or complete.  Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is March 31, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2015
______________________________

MERK GOLD TRUST
(Exact name of registrant as specified in its charter)

New York	333-180868	46-6582016
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
______________________________

c/o Merk Investments LLC

332 Pine St, Suite 200
San Francisco, California 94014
(Address of principal executive offices, including zip code)

(650) 323-4341
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 31, 2015, Robert Hills resigned from Merk Investments LLC, the Sponsor of the Merk Gold Trust (the “Trust”). In his capacity at Merk Investments LLC (the “Sponsor”), he served as Principal Financial and Principal Accounting Officer for the Trust. His resignation did not arise from any disagreement on any matter relating to the operations, policies or practices of the Trust.
On March 31, 2015, the Sponsor appointed Axel Merk to serve as Principal Financial and Principal Accounting Officer for the Trust, with immediate effect.
Mr. Merk is the founder of the Sponsor and has served as President, Chief Investment Officer and Manager of the Sponsor since its inception in December 2000. Mr. Merk oversees and directs the Sponsor’s business and operations, including its fulfillment of its obligations to the Trust. Mr. Merk founded Merk Investments AG in 1994, and served as Chief Investment Officer from 1994 to 2001, during which time he provided investment advisory services. In October 2001, Merk Investments AG transferred its advisory functions to the Sponsor, where Mr. Merk continues to provide advisory services and, since 2005, manages a family of currency mutual funds. Mr. Merk earned a B.A. in Economics (magna cum laude) and a M. Sc. in Computer Science from Brown University in 1991 and 1992, respectively. Mr. Merk is 45 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned in its capacity* hereunto duly authorized.

Date: March 31, 2015		MERK INVESTMENTS LLC Sponsor of the Merk Gold Trust

	By:	/s/ Axel Merk
Axel Merk
President and Chief Investment Officer
(Principal Executive Officer and Principal Financial Officer0

_______________________
 *The Registrant is a Trust, and the person specified above is signing in his capacity as an authorized officer of Merk Investments LLC, the Sponsor of the Registrant.